FILED PURSUANT TO RULE 424(B)(3)
File Number 333-170321

GRAHAM PACKAGING COMPANY INC.

SUPPLEMENT NO. 2 TO

PROSPECTUS DATED DECEMBER 30, 2010

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 10, 2011

ON FEBRUARY 10, 2011, GRAHAM PACKAGING COMPANY INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

February 10, 2011 (February 7, 2011)

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34621	52-2076126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e– 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, the Board of Directors of Graham Packaging Company Inc. (the “Company”) elected John R. Murphy as a member of the Company’s Board of Directors and the Audit Committee effective February 7, 2011.

Mr. Murphy has served on the Board of Directors, Audit Committee and Governance Committee of O’Reilly Automotive, Inc. since 2003. In addition, Mr. Murphy served as Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010; served as President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until 2008; served as Accuride’s President and Chief Operating Officer during 2007; served as President and Chief Financial Officer during 2006, and as Executive Vice President/Finance and Chief Financial Officer of Accuride from 1998 to 2006 (Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010). Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and Master of Business Administration from University of Colorado, and is a Certified Public Accountant.

Mr. Murphy will receive compensation as a director of the Company as described in the section “Director Compensation— Director Compensation” of the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 30, 2010. In addition, in connection with his election, Mr. Murphy was granted options to purchase 13,050 shares of common stock of the Company at an exercise price equal to $16.72 per share (the closing market price of the Company’s common stock on the New York Stock Exchange on the date of his election).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GRAHAM PACKAGING COMPANY INC.

Date: February 10, 2011	By:	/S/ DAVID W. BULLOCK
	Name:	David W. Bullock
	Title:	Chief Financial Officer